Filed Pursuant to Rule 433

Dated February 26, 2024

Registration No. 333-277211

Pricing Term Sheet

Dated February 26, 2024

HSBC USA Inc.

$1,000,000,000 5.294% Senior Notes due 2027

$500,000,000 Floating Rate Senior Notes due 2027

Issuer:	HSBC USA Inc.
Sole Bookrunner:	HSBC Securities (USA) Inc.
Trade Date:	February 26, 2024
Settlement Date:*	March 4, 2024 (T+5)

$1,000,000,000 5.294% Senior Notes due 2027:

Title of Securities:	Senior Notes due 2027 (the “Fixed Rate Notes”)
Expected Security Ratings:**	A2 / A- / A+ (Moody’s / S&P / Fitch)
Principal Amount:	$1,000,000,000
Maturity Date:	March 4, 2027
Price to the Public:	100% of the principal amount, plus accrued interest, if any, from March 4, 2024 to date of delivery
Underwriting Discount:	0.250%
Net proceeds to Issuer (before expenses):	$997,500,000
Coupon (Interest Rate):	5.294%
Benchmark Treasury:	UST 4.125% due February 15, 2027
Benchmark Treasury Price:	98-31+
Benchmark Treasury Yield:	4.494%
Spread to Benchmark Treasury:	+80 basis points
Re-offer Yield:	5.294%
Interest Payment Dates:	Semi-annually in arrears on March 4 and September 4 of each year, commencing on September 4, 2024 to, and including, the Maturity Date
Day Count / Business Day Convention:	30/360; Following, unadjusted
Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	40428HA44 / US40428HA448
Co-Managers:

AmeriVet Securities, Inc.

Apto Partners, LLC

Blaylock Van, LLC

BofA Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

CAVU Securities LLC

Citigroup Global Markets Inc.

Great Pacific Securities

Guzman & Company

Independence Point Securities LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

Roberts & Ryan, Inc.

Stern Brothers & Co

Telsey Advisory Group LLC

Tigress Financial Partners, LLC

$500,000,000 Floating Rate Senior Notes due 2027:

Title of Securities:	Floating Rate Senior Notes due 2027 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”)
Expected Security Ratings:**	A2 / A- / A+ (Moody’s / S&P / Fitch)
Principal Amount:	$500,000,000
Maturity Date:	March 4, 2027
Price to the Public:	100% of the principal amount, plus accrued interest, if any, from the start of the initial Interest Period to date of delivery
Underwriting Discount:	0.250%
Net proceeds to Issuer (before expenses):	$498,750,000
Interest Rate:	The interest rate on the Floating Rate Notes for each Interest Period will be equal to Compounded SOFR plus the Margin (the “Interest Rate”)
Compounded SOFR:	A compounded average of daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index (as defined in the preliminary prospectus supplement to which this offering of Floating Rate Notes relates (the “Preliminary Prospectus Supplement”)) for each quarterly Interest Period in accordance with the specific formula described under “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR” in the Preliminary Prospectus Supplement
Margin:	+96 basis points (the “Margin”)
Interest Payment Dates:	Quarterly in arrears on March 4, June 4, September 4 and December 4 of each year, commencing on June 4, 2024 (each, an “Interest Payment Date”)
Interest Period:	The period commencing on any Interest Payment Date (or, with respect to the initial Interest Period only, commencing March 4, 2024) to, but excluding, the next succeeding Interest Payment Date, and, in the case of the last such period, from and including the Interest Payment Date immediately preceding the Maturity Date to but excluding such Maturity Date (the “Interest Period”)
Interest Payment Determination Dates:	The date two U.S. Government Securities Business Days before each Interest Payment Date
Observation Period:	In respect of each Interest Period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such Interest Period to, but excluding, the date two U.S. Government Securities Business Days preceding the Interest Payment Date for such Interest Period (or in the final Interest Period, preceding the Maturity Date)
Interest Calculation:	The amount of interest accrued and payable on the Floating Rate Notes for each Interest Period will be calculated by the Calculation Agent on each Interest Payment Determination Date and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes multiplied by (ii) the product of (a) the Interest Rate for the relevant Interest Period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. See “Description of the Notes—Interest—Floating Rate Notes—Compounded SOFR” in the Preliminary Prospectus Supplement. In no event will the interest on the Floating Rate Notes be less than zero.
U.S. Government Securities Business Day:	Any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. Government Securities (each, a “U.S. Government Securities Business Day”)
Day Count / Business Day Convention:	Actual/360; Modified Following, unadjusted
Calculation Agent:	HSBC Bank USA, National Association
Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof
CUSIP / ISIN:	40428HA51 / US40428HA513
Co-Managers:

AmeriVet Securities, Inc.

Apto Partners, LLC

Blaylock Van, LLC

BofA Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

CAVU Securities LLC

Citigroup Global Markets Inc.

Great Pacific Securities

Guzman & Company

Independence Point Securities LLC

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Multi-Bank Securities, Inc.

Roberts & Ryan, Inc.

Stern Brothers & Co

Telsey Advisory Group LLC

Tigress Financial Partners, LLC

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Notes on any date prior to two business days before delivery will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the second business day before the delivery of the Notes should consult their own advisor.

**A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

*****

The Issuer has filed a registration statement (File No. 333-277211) (including a base prospectus dated February 21, 2024) and a preliminary prospectus supplement dated February 26, 2024 (together, the “Prospectus”) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated by reference therein that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer or any underwriter participating in the offering will arrange to send you the Prospectus if you request it by calling HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.